EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary or Organization	Percent of Ownership	State of Incorporation
First Robinson Financial Corporation	First Robinson Savings Bank, National Association	100%	Federal